Exhibit 99.1

Market Overview: Executive Summary

As we enter 2026, the private credit landscape is facing volatile macroeconomic conditions, shifting flows in the traded and non-traded BDC market, and accelerating technological change - particularly around AI. The confluence of these factors is creating an environment where disciplined underwriting, selective deployment, and proven cycle experience matter more than ever.

Against this backdrop, Goldman Sachs Private Credit Corp. (“GS Credit” or “the Fund”) enters the year from a position of strength. The Goldman Sachs Private Credit Platform’s (“we” or “our”) 30-year track record, the breadth of our origination funnel, and our deliberately diversified capital base allow us to focus on investing, not deploying. The vast majority of the firm’s total alternative credit assets is institutional capital, and our evergreen vehicles represent a minority of our overall platform. Evergreen vehicles necessitate immediate deployment and, if not managed thoughtfully, give rise to the concern that the manager might be more incentivized to deploy rather than invest. The composition of our institutional and retail capital gives us the flexibility to modulate deployment in response to market conditions while continuing to deliver high quality opportunities across our platform. Importantly, in addition to sizing our evergreen platform to be a minority channel, we share deal flow across both institutional and evergreen channels, ensuring all investors benefit from our origination capabilities.

In this letter, we address three areas that have received heightened attention from investors and media: First, the structure and liquidity features of Business Development Companies (BDCs), where we believe proper understanding of the illiquid nature of private assets and clarity around redemption mechanisms is essential. Second, the use of Payment-in-Kind (PIK) interest, where we distinguish between PIK structured at origination as part of a deliberate capital structure versus PIK that results from a borrower’s inability to pay cash interest. Third, the impact of artificial intelligence on software companies, where we assess which business models retain defensibility despite technological disruption. We also provide some key metrics we are focused on as we monitor our portfolio. Our usage of PIK, our exposure to loans underwritten based on Annualized Recurring Revenue (ARR) rather than EBITDA, and the composition of our software portfolio all sit at the low end of the peer group1 - reflecting a disciplined approach to risk in areas receiving heightened market scrutiny.

We continue to see strong appetite for GS Credit amidst a volatile funds flow environment for BDCs, highlighting the diversity of our capital base. While we did see a decline in overall quarterly inflows in the fourth quarter of 2025 by 7%, this was a more moderate decrease relative to peers. Regardless, we showed strong December inflows which were 11% higher than our YTD average2. Our redemption rate of 3.5% for Q4 was lower than our peers who averaged above 5%, and our ratio of inflows to redemptions for the 4th quarter was the highest of the peer group at 3.3x.3

1 “Peer Group” refers to the Top 5 Non-Traded BDC Managers by sales volume from “The Stanger Market Pulse – December 2025 edition.” This includes all relevant funds for Blackstone, Blue Owl, Apollo, Ares and HPS that are listed in the report.

2 Source: December 2025 Stanger Report

3 Source: SEC.gov

Furthermore, as of our most recent subscription date, February 1, GS Credit recorded our second highest subscription month since the inception of our Fund, totaling $568 million. This reminds us of a theme we have seen throughout the history of Goldman Sachs, where uncertain markets provoke a flight to quality in investors, as they turn to the platforms they trust the most.

AI continues to reshape the software landscape, but we believe that incumbency moats — mission critical workflows, proprietary data, deep domain expertise, regulatory complexity, and customer trust — remain powerful sources of defensibility. Our underwriting is grounded in a detailed, internal framework that was developed in partnership with experts across Goldman Sachs.

Our ability to originate proprietary opportunities, leverage insights from across the firm, and provide tailored financing solutions is a cornerstone of our platform and an advantageous driver of investor outcomes, as evidenced, for instance, by the Fund’s participation in the Clearwater Analytics transaction this past quarter.

The Senior Direct Lending Family of Funds, which initially launched in 2008 (12 years after we started our Private Credit Platform), has achieved a Weighted Average IRR of 16.6% / 13.2% (gross / net) over the last 18 years4. GS Credit, specifically, has achieved an Inception-to-Date Total Return of 10.1% through the end of 2025. Now of course past performance does not predict or guarantee future returns, which may vary, but the reason we’re bringing this up at the outset is not to celebrate the rear-view mirror but to give you context for our investment and risk management approach and how we’ve navigated not just cycles but change—both technological and otherwise—for three decades.

Across cycles, environments, and regimes, our focus remains constant: disciplined underwriting, selective deployment, diversification of capital sources, and a commitment to delivering durable risk-adjusted returns for our clients.

4 Please see Appendix for additional disclosures.

Letter to Shareholders

Dear GS Credit Shareholders,

As we navigate an increasingly complex market environment in early 2026, we want to provide you with our perspective on the opportunities and challenges ahead. We believe the investment environment is becoming more nuanced and complex. Fluctuating macroeconomic conditions, geopolitical shifts, and rapid technological advancements are creating a landscape where disciplined asset selection and deep underwriting capabilities matter more than ever.

The Goldman Sachs Private Credit platform originated in 1996 with the launch of our first Mezzanine Fund, marking 30 years in the business this year which has included multiple credit, interest rate, and macroeconomic cycles during that time. Some of the bigger players in the private credit space haven’t been in the private credit business for 12 years, yet we had 12 years of experience in private credit before the Global Financial Crisis. The Senior Direct Lending Family of Funds, which initially launched in 2008, has achieved a Weighted Average IRR of 16.6% / 13.2% (gross / net) over the last 18 years5. GS Credit, specifically, has achieved an Inception-to-Date Total Return of 10.1% through the end of 20256. Now of course past performance does not predict or guarantee future returns, which may vary, but the reason we’re bringing this up at the outset is not to celebrate the rear view mirror but to give you context for our investment and risk management approach and how we’ve navigated not just cycles but change—both technological and otherwise—for three decades.

There are lots of examples of how we’ve navigated change, but we will dig into three themes which are topical in this current market.

1.	Recent media focus and resulting pressure on the traded and non-traded BDC space

2.	The use of PIK

3.	Software and the impact of AI

We will then close with a discussion of the power of the Goldman Sachs ecosystem and a case study that highlights how this power works in practice.

Our Strategic Positioning in the BDC Space

Let’s start with the BDC space. Evergreen vehicles (continuously offered, perpetual life vehicles which include BDCs) have experienced rapid growth over the last 10 years driven by the democratization of private markets and demand from individuals to enhance their portfolios with the additional yield and diversification available in private markets. These vehicles provide immediate deployment in a diversified portfolio as well as improved liquidity compared to

5 Please see Appendix for additional disclosures.

6 Total return based on NAV is calculated as the change in NAV per share during the applicable period, plus distributions per share during the applicable period (assuming distributions are reinvested in accordance with GS Credit’s distribution reinvestment plan). Performance calculations for inception-to-date total return based on NAV began on April 6, 2023 the date GS Credit commenced operations for Class I Shares. Returns for periods greater than one year are annualized.

traditional private closed-end funds. We firmly believe in the value these structures can provide to investors when fully understood and executed in an appropriate way. Having said that, we believe it is important to acknowledge and be transparent about the complexities and risks that can accompany these vehicles.

The first important consideration is transparency around the liquidity available to the investor. You’ll note that we use the term “evergreen” and not the term semi-liquid. We understand what others mean when they use the phrase semi-liquid and we understand the appeal and simplicity of that term from a marketing and asset gathering perspective. But the actual liquidity provisions in these vehicles are more nuanced than the term semi-liquid connotes. While exact structures can vary, these vehicles often offer the investor the ability to tender part of their investment for repurchase quarterly with the caveat that repurchase programs are generally capped at 5% of the total NAV per quarter for both non-traded BDCs and interval funds with the further caveat that with respect to non-traded BDCs, the board of the vehicle retains the right to terminate the redemption program at any time if they determine it is in the best interest of the fund. These nuances are actually designed to protect the investor and the fund by preventing a forced fire-sale liquidation of assets during periods of market dislocation to ensure a more stable portfolio and income profile that is driven by the fundamentals of the credits over the long-term and not by short term technical flows. While these caps provide stability and help the fund seek to pay consistent income distributions, they do limit an investor’s ability to liquidate at their option. Importantly, investors are compensated for accepting this illiquidity through an illiquidity premium that forms part of the premium they are getting for investing in private assets without experiencing any day-to-day fluctuations in stock price or trading volumes. Given these liquidity constraints, we believe investors should carefully consider their asset allocation and only commit capital to these vehicles that they are comfortable not having immediate access to, ensuring the allocation is appropriately sized within the context of their broader portfolio and liquidity needs.

The second important consideration, and one that has caused concern among the large institutional investors in private credit, is the potential for these vehicles to change the manager’s incentives and focus from investing to deploying. Historically, part of the benefit to investors in a traditional drawdown fund came from relying on the manager to know when and how to invest at different times in the cycle. Evergreen vehicles necessitate immediate deployment and, if not managed thoughtfully, give rise to the concern that the manager might be more incentivized to deploy rather than invest. That concern is directly proportional, but not limited to:

1.

The size of the evergreen complex relative to the scale of the manager’s overall capacity to invest in private credit: Is the manager prioritizing scaling their evergreen vehicles over investment results and has the scale of such vehicles eliminated the manager’s ability to modulate deployment relative to their drawdown capacity? Has the manager explained the nuances of the structure so that their evergreen investors are more likely to stay with them through the cycle since some of the best opportunities might come when other capital leaves the space? If the inflows slow or reverse will the manager have the capacity to benefit from opportunities in the market?

2.

The size of the evergreen complex relative to the manager’s origination funnel: Is the manager’s origination funnel broad enough that they can maintain appropriate investment discipline relative to their monthly inflows? Or will the manager need to sacrifice credit quality to deploy because their fundraising is scaled more than origination?

When the popularity of these vehicles started to rise exponentially, it was tempting to dive in and join the race to hyperscale. However, as a firm, starting in 1869 with a long-term perspective and the ability to navigate product innovation effectively, we wanted to approach this emerging theme in a deliberate and measured way. So rather than sprint to scale, we spent time listening to our clients on their objectives and talking to them about the nuances of different structures. And we started by focusing on our long standing, ultra-high-net-worth private wealth clients who have invested in our alternatives platform for decades. As a result, GS Credit was a late entrant to the non-traded BDC space, breaking escrow in April of 2023. Importantly we have tried to be intentional about treating all of our capital with the same high standards. Every deal goes through the same rigorous process and the same investment committee, where investment allocations are determined for all eligible vehicles under the allocation policy, which includes those in the BDC Complex.

As of year-end 2025, we had $188 billion of total alternative credit assets within the firm. Approximately 17% of this is from our US BDC Complex, of which GS Credit represented the largest portion (~10% of the firm’s total alternative credit assets). In other words most of our capital comes from institutions, predominantly in drawdown funds and SMAs. And we think that composition is important and helps deliver a better experience to our investors across all products. Having a smaller portion of our alternative credit assets deriving from evergreen capital, juxtaposed with our broad origination funnel, means we can focus on investing and not deploying. It means we can be selective because we don’t have the same deployment pressure as fund complexes with outsized evergreen products, and gives us flexibility to modulate deployment with our view of the risk/reward of the opportunity set as it evolves over time.

With all the negative headlines around private credit, we’ve seen pressure on inflows and higher redemptions among the non-traded BDCs. We didn’t know when that would happen but we knew there would be times when it would happen. And by being prepared for that, inherently, through prudent selective investing and having diversified sources of capital, we’re well positioned to provide capital at attractive risk-adjusted returns through the cycle which all of our vehicles can benefit from. And our clients in GS Credit appreciate that.

We continue to see strong appetite for GS Credit amidst a volatile funds flow environment for BDCs, highlighting the diversity of our capital base. While we did see a decline in overall quarterly inflows in the fourth quarter of 2025 by 7%, this was a more moderate decrease relative to most of our peers. Regardless, we showed strong December inflows which were 11% higher than our YTD average7. Our redemption rate of 3.5% for Q4 was lower than our peers who averaged above 5% and our ratio of inflows to redemptions for the 4th quarter was 3.3x8. Furthermore, as of our most recent

7 Source: December 2025 Stanger Report

8 Source: SEC.gov

subscription date, February 1, GS Credit recorded our second highest subscription month since the inception of our Fund, totaling $568 million. This reminds us of a theme we have seen throughout the history of Goldman Sachs, where uncertain markets provoke a flight to quality in investors, as they turn to the platforms they tend to trust the most.

Now to be clear, we are all in the same market and we are certainly not entirely insulated from the dynamics of the industry so these stats will ebb and flow, but the more important point is the structural point which is we’ve strategically diversified our sources of capital which means we can be patient, we can pace our deployment at our discretion, and when coupled with our unique origination ecosystem, this gives us an advantage through the cycle.

Like our peers in the industry, we recognize that capital allocation today requires navigating significant uncertainty. However, we believe periods of market volatility and heightened complexity play to our strengths as part of the Goldman Sachs ecosystem. Our 30-year track record in private credit has taught us that these periods of change often present the greatest opportunities for those who can distinguish between durable and fragile business models.

Two Types of PIK

There has also been a lot of media attention on the use of Payment-in-Kind. PIK refers to a mechanism where borrowers pay interest not with cash, but by adding the accrued interest to the outstanding principal balance of the loan. This effectively increases the loan amount over time through a compounding effect. We believe that in any discussion of PIK it is very important to distinguish between so-called “Good PIK” and “Bad PIK”.

In our view, Good PIK is a proactive financing strategy structured into the loan agreement from the outset reflecting a deliberate strategy that the lenders have had an opportunity to diligence. We have used PIK in this manner on our platform selectively and successfully for close to 25 years. For example, a borrower might want to preserve cash for an exciting growth opportunity that is expected to yield higher future returns. When we agree to this provision, we get a pricing premium, we only allow a portion of the interest to be available for PIK, and we only allow the PIK to take place for a finite period of time, for example the first 2 years. One way we think about this is, as an example, let’s say we are already earning a 200 basis point premium to comparable public credit on a business that we’ve thoroughly diligenced and have strong conviction in. In this situation, if the borrower is asking for the flexibility to PIK 200 or 250bps (so, roughly our premium or a bit more) for a limited period and agrees to pay us 25-50bps of additional premium when they do so, then we’ve improved the risk-reward on that credit.

In contrast, Bad PIK is a reactive measure, typically introduced as a loan modification or amendment after the initial agreement, often signaling financial distress or underperformance by the borrower. It arises when a company is struggling to meet its existing cash interest obligations due to liquidity problems or deteriorating financial health.

In GS Credit, during Q3 2025, only 3.1% of our total investment income is in PIK, of which only 0.1% of total investment income is what we would label as Bad PIK.

Our Approach to Software and AI

We have been proactively assessing the impacts of AI on the software space for years—we passed on our first deal due to AI concerns in October 2023 and rolled out an internal framework to evaluate AI disruption risk in early 2025. Our view, informed by extensive collaboration across Goldman Sachs—including our 13,000 software engineers, our technology investment banking team, and our growth equity investors who were early to companies like Anthropic—is that AI’s impact will be highly company-specific and nuanced.

We agree with the perspective that AI is significantly lowering development costs which will lead to increased competitive intensity for incumbent software companies. However, our view is that the code was never the true moat for software businesses. The software businesses we invest in are sticky and durable not because of the code, but because they serve as the foundation for customers to manage mission-critical business processes, wrapped with customer support and the infrastructure to manage ongoing complexities around security, governance, and compliance. In many ways, customers are purchasing an insurance policy—a guarantee that mission-critical software will work reliably where the cost of failure far exceeds the cost of the software.

We focus our investments on software companies that exhibit structural advantages and incumbency moats that may be difficult for new entrants to displace, even in a world where it’s faster and cheaper to write code.

These characteristics include, but are not limited to:

•	Acting as mission critical systems of record with proprietary data and deep domain expertise

•	Solving for complex use cases and deterministic outcomes with no tolerance for errors

•	Leveraging the accumulation of context / deep understanding of customers’ unique requirements to drive critical business processes

•	Providing broad platforms versus single product tools

•	Operating on modern underlying architecture with limited technical debt

•	Actively innovating and embedding AI into their own products

•	Operating in regulated and risk-averse industries with long-term customer relationships and trust

•	Having proven track records of managing security, compliance, regulatory and governance complexities

We do not underestimate the risk of AI disruption. We have no doubt that some companies face significant challenges and will be disrupted, but we believe software businesses that exhibit the aforementioned characteristics have real incumbency advantages and will be able to participate in this innovation cycle (i.e., AI is a TAM-expanding new feature versus a new displacing category). However, incumbent software companies must innovate and execute in order to defend their businesses and capture the next phase of growth – this will generally require, amongst other things, ambitious management teams, changes to pricing models, transitioning from systems of record to “systems of action,” and leveraging AI internally to improve operating speed and efficiency.

As credit investors positioned at the top of the capital structure, our lens is fundamentally different from, say, equity investors. We don’t participate in growth or equity valuation upside—we’re focused on the durability of assets and their cash flows. This credit-focused perspective provides some insulation from valuation volatility. That said, we recognize that sufficiently severe disruption could impact creditworthiness, which is why we maintain ongoing vigilance and are prepared to adapt if our thesis on any portfolio company changes materially. While we believe many software businesses may have less pricing power given the change in the cost curve and therefore may see less revenue growth, this is primarily how equity valuation differs from credit valuation. This is why many software stocks in the public equity markets are down 30% or more while the spreads of performing below investment grade software loans in the broadly syndicated loan market are only 50-100bps wider.

Since not all software is created equal and since software is not the only industry at risk of AI disruption, we don’t think a software percentage metric is particularly useful but we recognize the importance of providing comparable disclosure. At the end of the third quarter 2025, GS Credit’s enterprise software exposure comprises approximately 15.5% of our portfolio according to GIC industry methodology, which is toward the lower end of what peers have reported. Those numbers will ebb and flow over time as the Fund continues to evaluate new software deal opportunities. Later, we will highlight three of our most recent committed software deals during the quarter that we believe have promising mitigants from AI disruption. That said, there are two metrics we do think are relevant barometers when assessing the risk in one’s software portfolio - the percent of loans underwritten based on ARR rather than traditional EBITDA and the percent of the software portfolio that is utilizing the PIK. Importantly, ARR loans represent less than 3% of our total portfolio at fair value and only 8.5% of GS Credit’s software portfolio, at fair value, is using PIK as of September 30, 2025.

Across our broader Direct Lending Americas platform, we have closed or committed to 26 new software deals since January 2025 that exhibit strong KPIs including an average “Rule of 409” of 55.8%, comprised of 16.6% recurring revenue growth and 39.1% cash EBITDA margins. During the third quarter 2025, revenue growth and EBITDA margins of our Direct Lending Americas software

9 The Rule of 40 is a financial metric stating that a company’s combined revenue growth rate and EBITDA margin should exceed 40%. It acts as a benchmark for sustainability and is often used by investors to evaluate software company efficiency.

portfolio improved to 9.2% and 34.9%, respectively, from 7.8% and 30.3% a year earlier, respectively.

We continue to take a disciplined approach and invest selectively in high quality software businesses that exhibit key characteristics validating our thesis, including durability of its competitive position with respect to AI disruption. As a reminder, in addition to longevity and track record, the other feature that differentiates us is the Goldman Sachs ecosystem. We have more than 250 investment professionals on our broader private credit platform. The scale of our investing team, the scale of our platform, and the incumbency, relationships, and investment prowess our team has built over 30 years stacks up well against industry peers. What makes it more powerful and unique is having a private credit business attached to the #1 global investment bank. In addition to the deal origination through our dedicated private credit team, we are able to draw on the relationships of more than 3,000 investment bankers helping us identify potentially attractive opportunities from our #1 M&A franchise which we can select from as a fiduciary to our investors subject to regulatory requirements. The below highlights our last three committed software transactions in December 2025, including a more detailed case study of the Clearwater Analytics transaction.

Accommodations Plus International: GS Credit committed $270 million of a broader financing package to support a dividend recapitalization of a sponsor-backed software solution that specializes in managing accommodations and ground transportation for airline crews via a network of hotels. The Sponsor is a dedicated software manager with significant experience in the space.

•

Mission-Critical, System of Record Software Platform Serving Highly Regulated End Market: API serves a niche and highly regulated end market (airlines) with mission-critical functionality. Flight crews must have available accommodations and correct schedules or risk material disruption to airline crew operations.

•

Scaled Incumbent With Significant Market Share & High Switching Costs: API is a market leader in the workforce accommodation management space, with 40-years of experience serving airlines. The Company has long-tenured, entrenched customer relationships resulting in 97%+ gross retention. High consequences for error driven by a complex regulatory environment result in high switching costs.

•

Competitive Moat via Regulatory Expertise & Two-Sided Network: The airline industry is governed by several regulatory bodies (e.g. FAA). API benefits from a competitive moat through its proprietary rules-based software platform that has codified a significant number of unique union rules and regulations over the company’s 40-year history. Furthermore, the Company benefits from a network effect created by utilizing its proprietary rules-based platform and network of hotels across customers in the airline industry.

Enverus: GS Credit provided $135 million investment as part of a broader financing package to support the LBO of Enverus, an AI-first platform providing data and analytics to the energy industry. The Company serves customers across the energy value chain, primarily focusing on traditional energy (upstream, midstream), power & renewables (utilities, developers), and adjacent datacenter end markets.

•

Proprietary Data Moat: Enverus has built a data moat over 25+ years, aggregating and cleansing billions of data points from public and private sources. Enverus’ proprietary data moat spanning 2.7+ petabytes and built over 25+ years includes exclusive datasets that are difficult to replicate.

•

Vertical Platform with Deep Domain Expertise: Enverus has amassed deep domain expertise spanning the entire energy ecosystem across upstream oil & gas, power & renewables, and commodities. This domain expertise drives trusted, longstanding relationships across a blue-chip customer base in the energy sector.

•

High Switching Costs: Its proprietary datasets power AI-first analytics and decision-making tools that are deeply embedded into daily operations and decision-making matrices across its customer base resulting in high switching costs.

The Power of the Goldman Sachs Ecosystem: Clearwater Analytics

We will close by sharing a concrete example of how our platform creates differentiated value—the Clearwater Analytics transaction.

In December 2025, we committed to 100% of a $3.525 billion unitranche financing to support the take-private of Clearwater Analytics (“Clearwater”) by an investor group led by Warburg Pincus and Permira Advisers (the “Sponsors”). Clearwater provides cloud-native investment accounting, analytics, and reporting solutions for institutional investors including insurance companies, asset managers, hedge funds, and asset owners. Following a successful syndication in January 2026, our funds and BDC vehicles retained $1.235 billion of the facility—representing our largest commitment since launching our senior credit funds in 2008 (GS Credit’s portion of this commitment was $763 million).

This transaction exemplifies our competitive advantages across multiple dimensions:

Proprietary Origination: We were approached by the Sponsors looking to take Clearwater private, as the only organization that we believe could have provided a 100% financing solution on a transaction of this size, in both public and private markets, in addition to offering M&A advice. We showed the Sponsors indicative financing terms across both markets and ultimately, the Sponsors selected the private credit alternative where we were able to structure and negotiate a mutually beneficial bilateral credit facility that included our desired long-term size allocation. The bilateral process both simplified and streamlined the Sponsors’ financing process while protecting the confidentiality of the M&A process which was critically important for the M&A execution. This is an example of leveraging the broader GS ecosystem to deliver differentiated origination and outcomes for our investors.

Enhanced Diligence: The deal team benefitted from a first-hand perspective on Clearwater’s capabilities and value proposition, with Goldman Sachs being a customer of Clearwater’s across our Asset & Wealth Management and Global Banking & Markets divisions. The deal team was able to conduct multiple calls with our engineering colleagues to validate our credit thesis and build a high degree of conviction related to the mission criticality / stickiness of the solution and competitive positioning / durability in a rapidly evolving technology landscape.

We believe Clearwater is the type of software business that will both withstand and potentially outperform in an AI-enabled world:

•

Mission-Critical and Deeply Embedded: The product is mission-critical and deeply embedded across investment operations, accounting, and regulatory reporting (e.g. “front-to-back office”). The accuracy of the ultimate output (financial and regulatory reporting) is highly critical with no tolerance for errors.

•

Material Network Effects: The core reconciliation and accounting value proposition that Clearwater provides gets stronger with each incremental customer added to the platform via its “single security master”. Instead of performing accounting and reporting for each customer individually, the cost of reconciling securities is spread across the customer base, materially decreasing the marginal cost of each incremental customer.

•

Proprietary Data as a Strategic Advantage: Clearwater processes, reconciles, and accounts for more than $10 trillion of assets per day and maintains derived data usage rights on their platform. Due to reconciliation and network effects from the single security master, Clearwater’s data is the system of record within the customer, allowing the data to be used for regulatory and financial reporting and other mission-critical functions. This proprietary data asset is extremely difficult for competitors to replicate.

•

Vertical Platform with Deep Domain Expertise: The platform is vertically focused and tailored to the unique accounting and regulatory requirements of insurance companies, asset managers, hedge funds, and asset owners.

•

Regulatory Complexity as a Structural Advantage: Clearwater operates in a highly regulated, compliance-intensive vertical that has historically been behind the curve on technology adoption. Large insurers and asset managers require deterministic, auditable outputs for statutory reporting and fund accounting, with extremely low tolerance for errors. These requirements materially constrain the applicability of generic AI solutions that come out of the box, creating a significant barrier to entry for new competitors.

•

Risk-Averse, Enterprise Customers: The Company serves large, enterprise customers in the financial services industry who are purchasing an organizational insurance policy that mission-critical systems will work reliably.

The Clearwater investment highlights key characteristics that underscore our approach to investing in software amidst an evolving and nuanced investing environment. Clearwater’s advantages are not about the cost to write code—they’re about owning the customer relationship, leveraging proprietary data with network effects, navigating regulatory complexity, and providing the insurance policy that mission-critical systems will work reliably. These structural and strategic advantages enable Clearwater to continue providing value to its customers and benefit from AI advancements rather than be disrupted by them.

We want to close by thanking all of you for your continued support of our platform and GS Credit. We value that support deeply and will continue to work very hard to reward your trust with differentiated performance.10

10 We are furnishing this information about GS Credit and our Private Credit Platform to place our strategy and performance in context with those of our peers and recent developments in the private credit markets. You should consider this letter as part of the overall mix of information in GS Credit’s periodic reports filed with the SEC, including the risk factors included in our annual report on Form 10-K.

Appendix

This supplemental performance information is provided to illustrate the past performance of the Investment Adviser, in managing funds with investment strategies that are substantially similar to the investment strategies, objectives, and policies of the Fund, which does not include all BDCs managed by the Investment Adviser.

The performance of the Senior Direct Lending Family of Funds and Similar BDCs presented herein is not the performance record of the Fund and should not be considered a substitute for the Fund’s own performance. Past returns are not indicative of future performance.

The Senior Direct Lending Family of Funds includes private funds with returns calculated on net internal rate of return (“IRR”) basis, excluding Similar BDCs. The Weighted Average IRR are derived from the levered returns from Loan Partners I, Loan Partners 2013, Senior Credit Partners I, Loan Partners III, Senior Credit Partners II, Loan Partners IV and Senior Credit Partners III, weighted by each fund’s respective investment cost. Please refer to the “Definitions” below for additional information on Gross and Net IRR and calculations. An individual investor’s return may vary based on certain factors (including varying levels of investor fees and timing of investor contributions). IRR calculations are performed using monthly cash flows up until January 1st, 2020 and thereafter switch to daily cashflows, consistent with the historical methodology used in client reporting. With the use of daily cash flows in the IRR calculations, the overall IRR is materially consistent, although IRRs for individual investments with short holding periods could differ materially.

The Senior Direct Lending Family of Funds are not subject to investment limitations, leverage restrictions, liquidity requirements, diversification requirements and other restrictions imposed on BDCs by the Investment Company Act and RICs under the Code. If those funds were operated as BDCs and/or RICs their returns might have been lower. The fees and expenses of GS Credit may be higher than those of certain of the Senior Direct Lending Family of Funds. Had the Senior Direct Lending Family of Funds’ performance reflected the anticipated fees and expenses of the Fund, their performance may have been lower. In addition, although the Senior Direct Lending Family of Funds have substantially similar investment strategies to the investment strategies, objectives, and policies of GS Credit, GS Credit will not always make the same investments as each of the Senior Direct Lending Family of Funds, and, therefore, the investment performance of GS Credit will differ from the investment performance of the Senior Direct Lending Family of Funds. Furthermore, the Senior Direct Lending Family of Funds and the other Similar BDCs generally do not allocate to more liquid credit investments, such as broadly syndicated loans and corporate bonds.

Similar BDCs Performance

The following sets forth the historical net annualized returns of Similar BDCs (GSBD, MMLC I, MMLC II, GSCR, and PSLF each as defined below) for periods ending September 30, 2025. PSLF follows a similar IRR Methodology to that of the Senior Direct Lending Family of Funds given it more closely aligns in fund structure.

Phillip Street Middle Market Lending Fund LLC (“PSLF”) has achieved a Net IRR of 8.5%

	1 year	3 years	5 years	Since Inception
BDC Composite*	9.32%	9.81%	11.36%	8.90%

Returns for periods over one year are annualized.

* The BDC Composite includes the performance of Goldman Sachs BDC, Inc. (NYSE: GSBD), Goldman Sachs Middle Market Lending Corp. (“MMLC”) (a BDC that merged into GSBD in 2020), Goldman Sachs Middle Market Lending Corp. II (“MMLC II”) (a BDC that merged into GSCR in 2025), and Goldman Sachs Private Credit Corp. (“GSCR”). Each fund’s returns are calculated on a total return basis. The BDC Composite is then calculated using an asset weighted, time weighted calculation methodology and is net of all actual fees and sales loads. Total return is based on the change in net asset value per share (assuming dividends and distributions, if any, are reinvested in accordance with the fund’s distribution reinvestment plan), if any, divided by the beginning net asset value per share. Time-weighted return is a measure of the compound rate of growth in a portfolio.

The use of leverage and other speculative practices may increase volatility and risk of loss.

Net returns are presented after management fees, distribution fees, organizational expenses, fund expenses and performance-based compensation but before any taxes or tax withholding incurred by investors.

Definitions:

Gross Investor IRR: Represents the annualized rate of return before investor fees and Partnership-level expenses (excluding credit facility interest and expenses, where applicable), factoring in the timing of investor contributions to and distributions from the Partnership as well as the remaining capital balance. An individual investor’s results may vary based on certain factors (including varying timing of investor contributions). IRR calculations are performed using monthly cash flows up until January 1, 2020 and thereafter switch to daily cashflows, consistent with the historical methodology used in client reporting. With the use of daily cash flows in the IRR calculations, the overall IRR is materially consistent, although IRRs for individual investments with short holding periods could differ materially.

Net Investor IRR: Represents the annualized rate of return for investors after investor fees and Partnership-level expenses, factoring in the timing of investor contributions to and distributions from the Partnership as well as the remaining capital balance. Returns attributable to any investors in the fund that do not pay servicing fees or bear supplemental servicing fees are excluded from the calculation, but returns attributable to investors that pay servicing fees or bear supplemental servicing fees at reduced rates are included. Since performance is shown utilizing the actual net returns at the fund level, inclusive of any investors bearing fees at reduced rates, investors that bear the full rate of servicing fees or supplemental servicing fees would have experienced lower net returns. An individual investor’s results may vary based on certain factors. The IRR may reflect the utilization of a subscription line of credit for SCP I and SCP III. The returns without the use of a subscription line could be materially lower than those reflected. LP I, LP 2013, SCP II, LP III, and LP IV did not utilize a subscription line. For unrealized and partially realized investments, the majority of the valuation (up to 100%) has been determined using unobservable inputs. IRR calculations are performed using monthly cash flows up until January 1, 2020 and thereafter switch to daily cashflows, consistent with the historical methodology used in client reporting. With the use of daily cash flows in the IRR calculations, the overall IRR is materially consistent, although IRRs for individual investments with short holding periods could differ materially.